EXHIBIT 99.1
                                                                    ------------
GMX RESOURCES INC.
------------------
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.                                 Ken L. Kenworthy, Jr.
Executive V. P., CFO                                  President, CEO
405.600.0711 x16                                      405.600.0711 x11


GMX RESOURCES INC.  EXPECTS 25% INCREASE IN PRODUCTION FOR SECOND QUARTER 2004


OKLAHOMA CITY, OKLAHOMA, JULY 8, 2004 GMX RESOURCES INC., NASDAQ NMS (NATIONAL MARKET SYSTEM) `GMXR', (WWW.GMXRESOURCES.COM) announced that it expects production to increase 25% in the second quarter of 2004 compared to the first quarter of 2004. Ken L. Kenworthy, Chief Financial Officer of GMXR stated, "Production increases from our East Texas re-completions and new wells completed in our joint venture with Penn Virginia Corporation (NYSE: PVA), have improved our Company's total production by approximately 25% above our 1st quarter 2004 production.

"Our East Texas development partner has successfully completed three wells in which we have a 20% carried interest. Wells 4 and 5, which are also 20% carried interest wells, are awaiting completion operations. Drilling is in progress on our 6th and 7th wells, which are each at approximately the 6,000 feet depth with a target of 10,000 feet depth. We have a 30% interest in these wells," stated Kenworthy.

GMX RESOURCES INC. is an independent natural gas production company headquartered in Oklahoma City, Oklahoma. GMXR has 54 gross producing wells in Texas & Louisiana and 7 producing wells in New Mexico. GMXR has a significant inventory of proved developed non-producing reservoirs and proved undeveloped locations. GMXR has over 9,000 net acres on the Sabine Uplift of East Texas, which contain numerous additional development locations. Proved reserves at year-end for 2003 were 53 BCFE. The Company's strategy is to significantly increase production, revenues and reinvest in increasing production. GMXR'S goal is to grow and build shareholder value every day.

THIS PRESS RELEASE INCLUDES CERTAIN STATEMENTS THAT MAY BE DEEMED TO BE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACTS, INCLUDED IN THIS PRESS RELEASE THAT ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT THE COMPANY EXPECTS, BELIEVES OR ANTICIPATES WILL OR MAY OCCUR IN THE FUTURE ARE FORWARD-LOOKING STATEMENTS. THEY INCLUDE STATEMENTS REGARDING THE COMPANY'S FINANCING PLANS AND OBJECTIVES, DRILLING PLANS AND OBJECTIVES, RELATED EXPLORATION AND DEVELOPMENT COSTS, NUMBER AND LOCATION OF PLANNED WELLS, RESERVE ESTIMATES AND VALUES, STATEMENTS REGARDING THE QUALITY OF THE COMPANY'S PROPERTIES AND POTENTIAL RESERVE AND PRODUCTION LEVELS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS AND ANALYSIS MADE BY THE COMPANY IN LIGHT OF ITS EXPERIENCE AND PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS, EXPECTED FUTURE DEVELOPMENTS, AND OTHER FACTORS IT BELIEVES APPROPRIATE IN THE CIRCUMSTANCES, INCLUDING THE ASSUMPTION THAT THERE WILL BE NO MATERIAL CHANGE IN THE OPERATING ENVIRONMENT FOR THE COMPANY'S PROPERTIES. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, INCLUDING BUT NOT LIMITED TO COMMODITY PRICE RISKS, DRILLING AND PRODUCTION RISKS, RISKS RELATING TO THE ABILITY OF THE COMPANY TO OBTAIN SUFFICIENT FINANCING FOR ITS PLANNED ACTIVITIES, RISKS RELATED TO WEATHER AND UNFORESEEN EVENTS, GOVERNMENTAL REGULATORY RISKS AND OTHER RISKS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. REFERENCE IS MADE TO THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A MORE DETAILED DISCLOSURE OF THE RISKS. FOR ALL THESE REASONS, ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.